Exhibit 99.1

Cyxtera Announces First Quarter 2021 Results

Miami, FL May 26, 2021 – Cyxtera, a global leader in data center colocation and interconnection services, today released financial results for the quarter ended March 31, 2021.

“In the first quarter of 2021 our team was able to continue the momentum we built in 2020 to deliver solid results,” said Nelson Fonseca, Cyxtera’s Chief Executive Officer. “Based on the ongoing positive trends we’re seeing across our business, we believe that we are well positioned to continue our growth trajectory and deliver strong results in line with our previously disclosed targets.”

Q1 2021 Financial Highlights

•	Total Revenue increased slightly in Q1 2021 versus Q1 2020, in line with expectations.
•	Core Revenue increased approximately 6% over the same quarter last year.
•	Transaction Adjusted EBITDA increased by 3% year-over-year, or $1.5 million, to $56.1 million, principally due to higher revenue and improvements in cost of revenue.

Q1 2021 Business Highlights

•	Continued positive sales momentum driven by enhanced customer engagement and strong pipeline growth.
•	Core bookings increased by approximately 40% over the same quarter last year, propelled by continued growth in channel partner activity.
•	Channel bookings increased year over year.
•	Churn remained flat, and in line with expectations.

Cyxtera and Starboard Value Acquisition Corp. (NASDAQ: SVAC), a publicly traded special purpose acquisition company, previously announced the signing of an agreement and plan of merger. The merger implies an enterprise value of approximately $3.4 billion and the proposed business combination has been unanimously approved by the boards of directors of both SVAC and Cyxtera. It is expected to close in mid 2021, subject to customary closing conditions, including the receipt of regulatory approvals and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of Starboard Value Acquisition Corp. will be changed to Cyxtera Technologies, Inc.

About Cyxtera

Cyxtera is a global leader in data center colocation and interconnection services. The company operates a footprint of 61 data centers in 29 markets around the world, providing services to more than 2,300 leading enterprises and U.S. federal government agencies. Cyxtera brings proven operational excellence, global scale, flexibility and customer-focused innovation together to provide a comprehensive portfolio of data center and interconnection services. For more information, please visit www.cyxtera.com.

About SVAC

Starboard Value Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SVAC’s sponsor, SVAC Sponsor LLC, is an affiliate of Starboard Value LP. For more information, please go to StarboardSVAC.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, opinions and projections prepared by the Cyxtera and SVAC’s management. These forward-looking statements generally are identified by the words “expects,” “will,” “projected,” “continue,” “ increase,” and/or similar expressions that concern Cyxtera’s or SVAC’s strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Cyxtera’s or SVAC’s control. Actual results and condition (financial or otherwise) may differ materially from those indicated in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results and conditions to differ materially from those indicated in the forward-looking statements, including, but not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transactions or that the required stockholder approval is not obtained; failure to realize the anticipated benefits of the proposed transactions; the risk that the market price of the combined company’s securities may decline following the consummation of the proposed transactions if the proposed transaction’s benefits do not meet the expectations of investors or securities analysts; risks relating to the uncertainty of Cyxtera’s projected operating and financial information; the impact of Cyxtera’s substantial debt on its future cash flows and its ability to raise additional capital in the future; adverse global economic conditions and credit market uncertainty; the regulatory, currency, legal, tax and other risks related to Cyxtera’s international operations; the United Kingdom’s withdrawal from the European Union and the potential negative effect on global economic conditions, financial markets and Cyxtera’s business; the effects of the COVID-19 pandemic on Cyxtera’s business or future results; the ability to access external sources of capital on favorable terms or at all, which could limit Cyxtera’s ability to execute its business and growth strategies; fluctuations in foreign currency exchange rates in the markets in which Cyxtera operates internationally; physical and electronic security breaches and cyber-attacks which could disrupt Cyxtera’s operations; Cyxtera’s dependence upon the demand for data centers; Cyxtera’s products and services having a long sales cycle that may harm its revenues and operating results; any failure of Cyxtera’s physical infrastructure or negative impact on its ability to provide its services, or damage to customer infrastructure within its data centers, which could lead to significant costs and disruptions that could reduce Cyxtera’s revenue and harm its business reputation and financial results; inadequate or inaccurate external and internal information, including budget and planning data, which could lead to inaccurate financial forecasts and inappropriate financial decisions; maintaining sufficient insurance coverage; environmental regulations and related new or unexpected costs; climate change and responses to it; prolonged power outages, shortages or capacity constraints; the combined company’s inability to recruit or retain key executives and qualified personnel; the ability to compete successfully against current and future competitors; Cyxtera’s fluctuating operating results; incurring substantial losses, as Cyxtera has previously; Cyxtera’s ability to renew its long-term data center leases on acceptable terms, or at all; Cyxtera’s government contracts, which are subject to early termination, audits, investigations, sanctions and penalties; failure to attract, grow and retain a diverse and balanced customer base, including key magnet customers; future consolidation and competition in Cyxtera’s customers’ industries, which could reduce the number of Cyxtera’s existing and potential customers and make it dependent on a more limited number of customers; Cyxtera’s reliance on third parties to provide internet connectivity to its data centers; disruption or termination of connectivity; government regulation; the non-realization of the financial or strategic goals related to acquisitions that were contemplated at the time of any transaction; Cyxtera’s ability to protect its intellectual property rights; Cyxtera’s ability to continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate it from its competitors; disruptions associated with events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters; sales or issuances of shares of the combined company’s common stock may adversely affect the market price of the combined company’s common stock; the requirements of being a public company, including maintaining adequate internal control over financial and management systems; risks related to corporate social responsibility; Cyxtera’s ability to lease available space to existing or new customers, which could be constrained by its ability to provide sufficient electrical power; Cyxtera’s ability to adapt to changing technologies and customer requirements; Cyxtera’s ability to manage its growth; risks related to litigation, securities class action or threatened litigation which may divert management time and attention, require Cyxtera to pay damages and expenses or restrict the operation of its business; the volatility of the market price of the combined company’s stock; the incurrence of goodwill and other intangible asset impairment charges, or impairment charges to Cyxtera’s property, plant and equipment, which could result in a significant reduction to its earnings; U.S. and foreign tax legislation and future changes to applicable U.S. or foreign tax laws and regulations and/or their interpretation may have an adverse effect on Cyxtera’s business, financial condition and results of operations and tax rules and regulations are subject to interpretation and require judgment by Cyxtera that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities; and Cyxtera’s ability to use its United States federal and state net operating losses to offset future United States federal and applicable state taxable income may be subject to certain limitations which could accelerate or permanently increase taxes owed. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SVAC’s final prospectus related to its initial public offering, the proxy statement discussed below and other documents filed by SVAC from time to time with the SEC. There may be additional risks that Cyxtera and SVAC do not presently know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Cyxtera’s and SVAC’s expectations, plans or forecasts of future events and views as of the date of this press release. Accordingly, you should not place undue reliance upon any such forward-looking statements in this press release. Neither Cyxtera, SVAC nor any of their affiliates assume any obligation to update this press release, except as required by law.

Additional Information and Where to Find It

In connection with the merger, SVAC has filed a proxy statement (the “Proxy Statement”) with the SEC, which will be distributed to holders of SVAC’s common stock in connection with SVAC’s solicitation of proxies for the vote by the SVAC stockholders with respect to the merger and other matters as described in the Proxy Statement. SVAC urges its stockholders and other interested persons to read the Proxy Statement and amendments thereto and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the merger, as these materials contain important information about SVAC, Cyxtera and the merger. When available, the definitive Proxy Statement will be mailed to SVAC’s stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, NY 10017.

Participants in Solicitation

SVAC and its directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SVAC’s stockholders in connection with the merger. Stockholders of SVAC may obtain more detailed information regarding the names, affiliations and interests of SVAC’s directors and executive officers in SVAC’s final prospectus for its initial public offering filed with the SEC on September 11, 2020 and in the Proxy Statement. Information concerning the interests of SVAC’s participants in the solicitation, which may, in some cases, be different than those of SVAC’s stockholders generally, will be set forth in the Proxy Statement relating to the merger when it becomes available.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Cyxtera or SVAC nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Statement Regarding Non-GAAP Financial Measures

This press release includes Transaction Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Cyxtera defines Transaction Adjusted EBITDA as net income (loss) before the following items: depreciation and amortization, impairment on note and other receivables from affiliate, interest and other expenses, net, income tax benefit, equity-based compensation, straight line rent adjustment, amortization of unfavorable interest and accretion expense, stand up, separation and out of period adjustments, and restructuring costs. As a Non-GAAP financial measure, Transaction Adjusted EBITDA excludes items that are significant in understanding and assessing Cyxtera’s financial results or position. Therefore, this measure should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Cyxtera’s presentation of this measure may not be comparable to similarly-titled measures used by other companies. You should review Cyxtera’s audited financial statements and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures provided in this release and not rely on any single financial measure to evaluate Cyxtera’s business.

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share information)

(unaudited)

	March 31,	December 31,
	2021	2020
Assets:
Current assets:
Cash	$113.6	$120.7
Accounts receivable, net of allowance of $1.2 and $1.4	12.6	33.5
Prepaid and other current assets	38.9	41.9
Due from affiliates	-	117.1
Total current assets	165.1	313.2

Property, plant and equipment, net	1,554.0	1,580.7
Goodwill	763.0	762.2
Intangible assets, net	569.7	586.3
Other assets	24.0	23.7
Total assets	$3,075.8	$3,266.1

Liabilities and shareholder's equity:
Current liabilities:
Accounts payable	$48.2	$48.9
Accrued expenses	91.0	88.4
Due to affiliates	-	22.7
Current portion of long-term debt, capital leases and other financing obligations	58.1	65.0
Deferred revenue	59.9	60.2
Other current liabilities	7.0	6.8
Total current liabilities	264.2	292.0

Long-term debt, net of current portion	1,310.4	1,311.5
Capital leases and other financing obligations, net of current portion	927.3	933.1
Deferred income taxes	64.9	77.8
Other liabilities	99.6	93.9
Total liabilities	2,666.4	2,708.3

Commitments and contingencies

Shareholder's equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share and 0.96 of a share issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	1,408.6	1,504.6
Accumulated other comprehensive income	16.9	16.7
Accumulated deficit	(1,016.1)	(963.5)
Total shareholder's equity	409.4	557.8
Total liabilities and shareholder's equity	$3,075.8	$3,266.1

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(in millions)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$172.9	$172.5
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	98.4	95.9
Selling, general and administrative expenses	27.6	31.1
Depreciation and amortization	60.6	57.0
Restructuring, impairment, site closures and related costs	8.1	-
Impairment of notes receivable and other amounts due from affiliate	-	6.7
Total operating costs and expenses	194.7	190.7

Loss from operations	(21.8)	(18.2)
Interest expense, net	(43.2)	(43.3)
Other expenses, net	(0.5)	(0.3)
Loss from operations before income taxes	(65.5)	(61.8)
Income tax benefit	12.9	14.4
Net loss	$(52.6)	$(47.4)

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in millions)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Net loss	$(52.6)	$(47.4)

Other comprehensive income (loss):
Foreign currency translation adjustment	0.2	(17.4)
Other comprehensive income (loss)	0.2	(17.4)

Comprehensive loss	$(52.4)	$(64.8)

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudtied)

	Three Months Ended March 31,
	2021	2020
Net loss	$(52.6)	$(47.4)
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	60.6	57.0
Restructuring, impairment, site closures and related costs	2.0	-
Amortization of favorable/unfavorable leasehold interests, net	1.1	0.8
Amortization of debt issuance costs and fees, net	1.4	1.4
Impairment of notes receivable and other amounts due from affiliate	-	6.7
Equity-based compensation	1.9	2.2
Bad debt expense (recoveries), net	(0.2)	0.6
Deferred income taxes	(12.9)	(14.4)
Non-cash interest expense, net	2.4	4.6
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	21.0	(19.4)
Prepaid and other current assets	2.8	2.3
Due from affiliates	-	1.2
Other assets	(0.5)	2.3
Accounts payable	(3.1)	0.7
Accrued expenses	2.6	(2.6)
Due to affiliates	(22.7)	-
Other liabilities	4.3	3.2
Net cash provided by (used in) operating activities	8.1	(0.8)
Cash flows from investing activities:
Purchases of property and equipment	(13.7)	(37.9)
Amounts received from (advanced to) affiliate	117.1	(5.3)
Net cash provided by (used in) investing activities	103.4	(43.2)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	-	91.0
Repayment of long-term debt	(2.3)	-
Repayment of capital leases and other financing obligations	(17.1)	(2.2)
Capital redemption	(97.9)	-
Net cash (used in) provided by financing activities	(117.3)	88.8
Effect of foreign currency exchange rates on cash	(1.3)	(3.6)
Net (decrease) increase in cash	(7.1)	41.2
Cash at beginning of period	120.7	13.0
Cash at end of period	$113.6	$54.2

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$0.3	$0.4
Cash paid for interest	$25.6	$24.7
Non-cash purchases of property, plant and equipment	$9.7	$29.7

CYXTERA TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in millions)

(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020
Net Loss to Transaction Adj. EBITDA Reconciliation:
Net loss	$(52.6)	$(47.4)
Depreciation and amortization	60.6	57.0
Impairment of note and other receivables from affiliate	-	6.7
Interest and other expenses, net	43.7	43.6
Income tax benefit	(12.9)	(14.4)
EBITDA	38.9	45.5
Transaction Adjustments
Equity-based compensation	1.8	2.0
Straight-line rent adjustment	1.1	0.8
Amort of Un/Fav Int. & Accretion Exp.	0.9	0.9
Stand-up, separation & out-of-period adjustments	3.1	2.8
Restructuring costs	10.3	2.6

Transaction Adjusted EBITDA	$56.1	$54.6

IR Contact:

Nathan Berlinski

Cyxtera

IR@cyxtera.com

Press Contact:

Xavier Gonzalez

Cyxtera

xavier.gonzalez@cyxtera.com